news release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
JANUARY 27, 2017

Chevron Reports Fourth Quarter Net Income of $415 Million
95 percent oil and gas reserves replacement; spending down sharply in 2016

San Ramon, Calif., Jan. 27, 2017 – Chevron Corporation (NYSE: CVX) today reported earnings of $415 million ($0.22 per share – diluted) for fourth quarter 2016, compared with a loss of $588 million ($0.31 per share – diluted) in the 2015 fourth quarter. Foreign currency effects increased earnings in the 2016 quarter by $26 million, compared with an increase of $46 million a year earlier.
Full-year 2016 results were a loss of $497 million ($0.27 per share - diluted) compared with earnings of $4.6 billion ($2.45 per share - diluted) in 2015.
Sales and other operating revenues in fourth quarter 2016 were $30 billion, compared to $28 billion in the year-ago period.
Earnings Summary

	Fourth Quarter		Year
Millions of dollars	2016	2015	2016	2015
Earnings by business segment
Upstream	$930	$(1,361)	$(2,537)	$(1,961)
Downstream	357	1,011	3,435	7,601
All Other	(872)	(238)	(1,395)	(1,053)
Total (1)(2)	$415	$(588)	$(497)	$4,587
(1) Includes foreign currency effects	$26	$46	$58	$769
(2) Net income (loss) attributable to Chevron Corporation (See Attachment 1)
“Our 2016 earnings reflect the low oil and gas prices we saw during the year,” said Chairman and CEO John Watson. “We responded aggressively to those conditions, cutting capital and operating expenses by $14 billion. We are well positioned to improve earnings and be cash flow balanced in 2017 through continued tight spending and cost control and additional revenue from expected production growth. That confidence enabled us to increase the 2016 annual dividend payout for the 29th consecutive year.”
“We were able to reach noteworthy milestones in 2016 on major capital projects,” Watson added. “We achieved first gas and cargo shipments at our Gorgon Project in Australia, first gas at our Chuandongbei Project in China, and increased production from our Permian Basin shale and tight oil properties. In addition, we announced the final investment decision on the Future Growth and Wellhead Pressure Management Project at the company's 50 percent-owned affiliate, Tengizchevroil, in Kazakhstan.”
Watson commented that the company added approximately 900 million barrels of net oil-equivalent proved reserves in 2016. These additions, which are subject to final reviews, equate to approximately 95 percent of net oil-equivalent production for the year. The largest additions were from the Future Growth Project at Tengizchevroil, the Permian Basin in the United States and the Wheatstone Project in Australia. The company will provide additional details relating to
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2016 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 23, 2017.
At year-end, balances of cash, cash equivalents and marketable securities totaled $7.0 billion, a decrease of $4.3 billion from the end of 2015. Total debt at December 31, 2016 stood at $46.1 billion, an increase of $7.5 billion from a year earlier.

UPSTREAM
Worldwide net oil-equivalent production was 2.67 million barrels per day in fourth quarter 2016, essentially unchanged from the 2015 fourth quarter. Production increases from major capital projects and base business were offset by normal field declines, the impact of asset sales, production entitlement effects in several locations and the effects of civil unrest in Nigeria. Net oil-equivalent production for the full year 2016 was 2.59 million barrels per day, a decrease of 1 percent from the prior year. Production increases from major capital projects, shale and tight properties, and base business were more than offset by normal field declines, the impact of asset sales, the Partitioned Zone shut-in, the effects of civil unrest in Nigeria and planned turnaround activity.

U.S. Upstream

	Fourth Quarter		Year
Millions of dollars	2016	2015	2016	2015
Earnings	$121	$(1,954)	$(2,054)	$(4,055)
U.S. upstream operations earned $121 million in fourth quarter 2016 compared with a loss of $1.95 billion from a year earlier. The increase was primarily due to lower depreciation, exploration and operating expenses, and higher crude oil and natural gas realizations.
The company’s average sales price per barrel of crude oil and natural gas liquids was $40 in fourth quarter 2016, up from $35 a year ago. The average sales price of natural gas was $1.98 per thousand cubic feet, compared with $1.54 in last year’s fourth quarter.
Net oil-equivalent production of 682,000 barrels per day in fourth quarter 2016 was down 37,000 barrels per day, or 5 percent, from a year earlier. Production increases from base business in the Gulf of Mexico and shale and tight properties in the Permian Basin in Texas and New Mexico were more than offset by the impact of asset sales of 58,000 barrels per day and normal field declines. The net liquids component of oil-equivalent production increased 2 percent in the 2016 fourth quarter to 508,000 barrels per day, while net natural gas production decreased 21 percent to 1.04 billion cubic feet per day.

International Upstream

	Fourth Quarter		Year
Millions of dollars	2016	2015	2016	2015
Earnings*	$809	$593	$(483)	$2,094
*Includes foreign currency effects	$6	$91	$122	$725
International upstream operations earned $809 million in fourth quarter 2016 compared with $593 million a year earlier. The increase was due to higher crude oil realizations, higher natural gas sales volumes, primarily from the Gorgon Project, and lower operating expenses. Partially offsetting these effects were higher tax items, lower crude oil sales volumes, higher depreciation expenses and lower gains on asset sales. Foreign currency effects increased

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earnings by $6 million in the 2016 quarter, compared with an increase of $91 million a year earlier.
The average sales price for crude oil and natural gas liquids in fourth quarter 2016 was $44 per barrel, up from $39 a year earlier. The average sales price of natural gas was $4.07 per thousand cubic feet, compared with $3.99 in last year’s fourth quarter.
Net oil-equivalent production of 1.99 million barrels per day in fourth quarter 2016 increased 33,000 barrels per day, or 2 percent, from a year ago. Production increases from major capital projects were partially offset by normal field declines, production entitlement effects in several locations and the effects of civil unrest in Nigeria. The net liquids component of oil-equivalent production decreased 3 percent to 1.24 million barrels per day in the 2016 fourth quarter, while net natural gas production increased 11 percent to 4.50 billion cubic feet per day.

DOWNSTREAM

U.S. Downstream

	Fourth Quarter		Year
Millions of dollars	2016	2015	2016	2015
Earnings	$0	$496	$1,307	$3,182
U.S.downstream operations were breakeven in fourth quarter 2016 compared with earnings of $496 million a year earlier. The decrease in earnings was due to lower margins on refined product sales and higher tax items.
Refinery crude oil input in fourth quarter 2016 decreased 21 percent to 721,000 barrels per day from the year-ago period mainly due to planned turnaround activity at the company’s refinery in Richmond, California.
Refined product sales of 1.14 million barrels per day decreased 8 percent from fourth quarter 2015. Branded gasoline sales of 525,000 barrels per day were up 2 percent from the 2015 period.

International Downstream

	Fourth Quarter		Year
Millions of dollars	2016	2015	2016	2015
Earnings*	$357	$515	$2,128	$4,419
*Includes foreign currency effects	$53	$(45)	$(25)	$47
International downstream operations earned $357 million in fourth quarter 2016 compared with $515 million a year earlier. The decrease was primarily due to lower margins on refined product sales, partially offset by lower operating expenses. Foreign currency effects increased earnings by $53 million in fourth quarter 2016, compared with a decrease of $45 million a year earlier.
Refinery crude oil input of 801,000 barrels per day in fourth quarter 2016 increased 18,000 barrels per day from the year-ago period.
Total refined product sales of 1.49 million barrels per day in fourth quarter 2016 increased 1 percent from the year-ago period due to higher gas oil sales.

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ALL OTHER

	Fourth Quarter		Year
Millions of dollars	2016	2015	2016	2015
Net Charges*	$(872)	$(238)	$(1,395)	$(1,053)
*Includes foreign currency effects	$(33)	$0	$(39)	$(3)
All Other consists of worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in fourth quarter 2016 were $872 million, compared with $238 million in the year-ago period. The change between periods was mainly due to higher tax items and other corporate charges.

CASH FLOW FROM OPERATIONS
Cash flow from operations in 2016 was $12.8 billion, compared with $19.5 billion in 2015. Excluding working capital effects, cash flow from operations in 2016 was $13.4 billion, compared with $21.4 billion in 2015.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in 2016 were $22.4 billion, compared with $34.0 billion in 2015. The amounts included $3.8 billion in 2016 and $3.4 billion in 2015 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 90 percent of the companywide total in 2016.

# # #
NOTICE
Chevron’s discussion of fourth quarter 2016 earnings with security analysts will take place on Friday, January 27, 2017, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “budgets,” “outlook,” “on schedule,” “on track,” “goals,” “objectives,” “strategies” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this report. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; the company's ability to realize anticipated cost savings and expenditure reductions; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of the company’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats and terrorist acts, crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries or other natural or human causes beyond its control; changing economic, regulatory and political environments in the various countries in which the company operates; general domestic and international economic and political conditions; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets or the delay or failure of such transactions to close based on required closing conditions set forth in the applicable transaction agreements; the potential for gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; the company’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” on pages 21 through 23 of the company’s 2015 Annual Report on Form 10-K. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 1
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended December 31		Year Ended December 31
REVENUES AND OTHER INCOME	2016	2015	2016	2015

Sales and other operating revenues *	$30,142	$28,014	$110,215	$129,925
Income from equity affiliates	778	919	2,661	4,684
Other income	577	314	1,596	3,868
Total Revenues and Other Income	31,497	29,247	114,472	138,477
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	16,976	14,570	59,321	69,751
Operating, selling, general and administrative expenses	6,688	7,273	24,952	27,477
Exploration expenses	191	1,358	1,033	3,340
Depreciation, depletion and amortization	4,203	5,400	19,457	21,037
Taxes other than on income *	2,869	2,856	11,668	12,030
Interest and debt expense	58	—	201	—
Total Costs and Other Deductions	30,985	31,457	116,632	133,635
Income (Loss) Before Income Tax Expense	512	(2,210)	(2,160)	4,842
Income tax expense (benefit)	74	(1,655)	(1,729)	132
Net Income (Loss)	438	(555)	(431)	4,710
Less: Net income attributable to noncontrolling interests	23	33	66	123
NET INCOME (LOSS) ATTRIBUTABLE TO CHEVRON CORPORATION	$415	$(588)	$(497)	$4,587

PER-SHARE OF COMMON STOCK
Net Income (Loss) Attributable to Chevron Corporation
- Basic	$0.22	$(0.31)	$(0.27)	$2.46
- Diluted	$0.22	$(0.31)	$(0.27)	$2.45
Dividends	$1.08	$1.07	$4.29	$4.28

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,875,694	1,869,072	1,872,789	1,867,941
- Diluted	1,890,044	1,869,072	1,872,789	1,874,971

* Includes excise, value-added and similar taxes.	$1,697	$1,717	$6,905	$7,359

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2016	2015	2016	2015
Upstream
United States	$121	$(1,954)	$(2,054)	$(4,055)
International	809	593	(483)	2,094
Total Upstream	930	(1,361)	(2,537)	(1,961)
Downstream
United States	—	496	1,307	3,182
International	357	515	2,128	4,419
Total Downstream	357	1,011	3,435	7,601
All Other (1)	(872)	(238)	(1,395)	(1,053)
Total (2)	$415	$(588)	$(497)	$4,587

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2016	Dec. 31, 2015
Cash and Cash Equivalents	$6,988	$11,022
Marketable Securities	$13	$310
Total Assets	$260,078	$264,540
Total Debt	$46,126	$38,549
Total Chevron Corporation Stockholders' Equity	$145,556	$152,716

	Year Ended December 31
CASH FLOW FROM OPERATIONS	2016	2015
Net Cash Provided by Operating Activities	$12,846	$19,456
Net increase in Operating Working Capital	$(550)	$(1,979)
Net Cash Provided by Operating Activities Excluding Working Capital	$13,396	$21,435

	Three Months Ended December 31		Year Ended December 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2016	2015	2016	2015
United States
Upstream	$1,243	$1,670	$4,713	$7,582
Downstream	435	541	1,545	1,923
Other	98	171	235	418
Total United States	1,776	2,382	6,493	9,923
International
Upstream	3,246	6,104	15,403	23,535
Downstream	237	215	527	513
Other	2	6	5	8
Total International	3,485	6,325	15,935	24,056
Worldwide	$5,261	$8,707	$22,428	$33,979
(1) Includes worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.
(2) Net Income (Loss) Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$232	$358	$1,037	$1,344
International	845	583	2,733	2,053
Total	$1,077	$941	$3,770	$3,397

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 3

OPERATING STATISTICS (1)	Three Months Ended December 31		Year Ended December 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2016	2015	2016	2015
United States	508	499	504	501
International	1,237	1,276	1,215	1,243
Worldwide	1,745	1,775	1,719	1,744
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,044	1,320	1,120	1,310
International	4,502	4,065	4,132	3,959
Worldwide	5,546	5,385	5,252	5,269
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	682	719	691	720
International	1,987	1,954	1,903	1,902
Worldwide	2,669	2,673	2,594	2,622
SALES OF NATURAL GAS (MMCF/D):
United States	3,045	3,843	3,317	3,913
International	4,598	4,519	4,491	4,299
Worldwide	7,643	8,362	7,808	8,212
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	149	157	145	153
International	92	87	85	89
Worldwide	241	244	230	242
SALES OF REFINED PRODUCTS (MB/D):
United States	1,136	1,229	1,213	1,228
International (5)	1,493	1,471	1,462	1,507
Worldwide	2,629	2,700	2,675	2,735
REFINERY INPUT (MB/D):
United States	721	916	900	924
International	801	783	788	778
Worldwide	1,522	1,699	1,688	1,702

(1) Includes interest in affiliates.
(2) Includes net production of synthetic oil:
Canada	51	51	50	47
Venezuela Affiliate	29	28	28	29
(3) Includes natural gas consumed in operations (MMCF/D):
United States	34	66	54	66
International	434	433	432	430
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales (MB/D):	386	412	377	420